                                                                EXHIBIT 18

                        PREFERABILITY LETTER

February 25, 1998

Solutia Inc.
10300 Olive Boulevard
P.O. Box 66760
St. Louis, Missouri 63166-6760

To the Board of Directors:

We have audited the financial statements of Solutia Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in your Annual Report on Form 10-K to the Securities and Exchange Commission, and have issued our report thereon dated February 25, 1998. Note 16 to such financial statements contains a description of your modification of the application of Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities" during the year ended December 31, 1997. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
St. Louis, Missouri